Exhibit 99.1

Press Release

INTERACTIVE DATA ANNOUNCES RESIGNATION

OF JOHN FALLON FROM BOARD OF DIRECTORS

BEDFORD, Mass – February 12, 2007 – Interactive Data Corporation (NYSE: IDC), a leading provider of financial market data, analytics and related services to financial institutions, active traders and individual investors, today announced that John Fallon has resigned from the Company’s Board of Directors. Fallon, who served on Interactive Data’s Board since February 2000 as one of five Pearson-affiliated directors, resigned after taking on a broader set of international responsibilities in his role as chief executive officer of Pearson Education, Asia, Europe, Middle East and Africa.

“John’s sound advice and forthright views will be missed,” commented John Makinson, chairman of the Company’s Board of Directors. “John has been a member of the Interactive Data Board for the past seven years and his many contributions have helped guide Interactive Data’s strong growth during that period.”

Interactive Data expects that a successor to Fallon will be appointed and announced in the near future.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include our statements discussing our plans to appoint and announce a new member of the Company’s Board of Directors. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and (ii) other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply time-sensitive pricing, evaluations and reference data for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, FT Interactive Data, ComStock, CMS BondEdge and eSignal, Interactive Data has approximately 2,200 employees in offices located throughout North America, Europe, Asia and Australia, and is headquartered in Bedford, MA. Pearson plc (NYSE: PSO; LSE:PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 62 percent of the outstanding common stock of Interactive Data Corporation. For more information, please visit www.interactivedata.com.

The FT Interactive Data business includes FT Interactive Data Corporation, a Delaware corporation. The ComStock business includes ComStock, Inc., a New York corporation.

COMPANY CONTACTS
Investors: Andrew Kramer Director of Investor Relations 781-687-8306 andrew.kramer@interactivedata.com	Media: John Coffey Manager, Public Relations 781-687-8148 john.coffey@interactivedata.com

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